RADISYS CORPORATION

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective as of January 1, 2008

RADISYS CORPORATION

DEFERRED COMPENSATION PLAN

ARTICLE I-PURPOSE AND EFFECTIVE DATE

The purpose of this Deferred Compensation Plan is to provide current tax planning opportunities as well as supplemental funds upon the retirement or death of certain employees and Board members of Employer. It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits. The Plan was established by the Company effective as of January 1, 2001.

As of January 1, 2008 the Plan document is amended and restated for the purpose of permitting deferrals of compensation earned and vested after December 31, 2004 and any amounts credited thereon, including pursuant to Article IV. All amounts deferred under the Plan prior to January 1, 2005, that were earned and vested prior to January 1, 2005, and any amounts credited thereon (including pursuant to Article IV), shall be governed by the terms of the Plan as in effect on October 3, 2004 and nothing in this amended and restated Plan document shall affect deferred amounts under the Plan that were earned and vested prior to January 1, 2005 and any amounts credited thereon. It is intended that all amounts deferred under the Plan that were earned and vested prior to January 1, 2005, and any amounts credited thereon, shall be grandfathered from the application of IRC Section 409A. The determination of whether amounts deferred under the Plan, or any amounts credited thereon, were earned and vested prior to January 1, 2005 shall be made in accordance with IRC Section 409A and the guidance and Treasury regulations issued thereunder.

ARTICLE II-DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1    Account

“Account” means the device used by Employer to measure and determine the amounts to be paid to a Participant under the Plan. Separate subaccounts may be maintained to properly reflect the Participant’s balance and earnings thereon. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.2    Administrative Committee

“Administrative Committee” means the committee appointed to administer the Plan pursuant to Article VII.

2.3    Beneficiary

“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.4    Board

“Board” means the Board of Directors of the Company.

2.5    Bonus

“Bonus” means any incentive compensation (including executive incentive compensation and MBO bonus payments) that is payable to a Participant in addition to the Participant’s Salary. Bonus does not include ad hoc or unforeseeable special incentive awards.

2.6    Company

“Company” means RadiSys Corporation, an Oregon corporation, or any successor to the business thereof.

2.7    Compensation

“Compensation” means the Salary, Director Fees, Bonus, and Sales Commissions that the Participant earns for services rendered to the Company.

2.8    Deferral Commitment

“Deferral Commitment” means an election to defer Compensation made by a Participant pursuant to Article III and for which a separate Participation Agreement has been submitted by the Participant to the Administrative Committee.

2.9    Deferral Period

“Deferral Period” means a calendar year.

2.10    Delay Period

“Delay Period” means the period from the Participant’s Separation from Service until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s Separation from Service.

2.11    Determination Date

“Determination Date” means the last day of each calendar month.

2.12    Director Fees

“Director Fees” means all Board and committee meeting fees payable to a Participant (before reduction for amounts deferred under the Plan). Director Fees do not include expenses, reimbursements, or any form of noncash compensation or benefits.
2.13    Earnings Index

“Earnings Index” means a portfolio or fund selected by the Administrative Committee from time to time to be used as an index in calculating Rate of Return.

2.14    Elective Deferred Compensation

“Elective Deferred Compensation” means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

2.15    Employer

“Employer” means the Company or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Administrative Committee.

2.16    IRC

“IRC” means the Internal Revenue Code of 1986, as amended.

2.17    Participant

“Participant” means any eligible individual who has elected to defer Compensation under this Plan.

2.18    Participation Agreement

“Participation Agreement” means the agreement submitted by a Participant (including the Benefit Payment Election Form) to the Administrative Committee prior to the beginning of the Deferral Period, with respect to a Deferral Commitment made for such Deferral Period.

2.19    Plan

“Plan” means this RadiSys Corporation Deferred Compensation Plan, as amended from time to time.

2.20    Rate of Return

“Rate of Return” means the rate used to determine the monthly adjustment for earnings and losses to a Participant’s Account under Article IV. Such rate shall be determined by the Administrative Committee based upon the net performance of the Earnings Indices selected by the Participant.
2.21    Retirement

“Retirement” means a Separation from Service, in which a Participant’s employment with Employer is voluntarily terminated by the Participant for a reason other than death, or a Participant’s Board Service is terminated, on or after the earlier to occur of the Participant’s attainment of age fifty (50) or completion of five (5) years of service.

2.22    Salary

“Salary” means the employee’s base salary for the Deferral Period from Employer, prior to reduction for elective deferrals under IRC Sections 402(g)(3), 125 and 132(f)(4), employment tax deductions, wage withholding and any other payroll deduction. Salary excludes any other form of compensation such as restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, and car or other special allowance.

2.23    Sales Commissions

“Sales Commissions” means any sales commissions, as defined in Treasury Regulation Section 1.409A-2(a)(12)(i), earned by an employee from Employer as a result of sales that occur during the Deferral Period.

2.24    Separation from Service

“Separation from Service” means a Participant’s termination of employment with Employer or separation from the Board that qualifies as a Separation from Service for purposes of IRC Section 409A and the guidance and Treasury regulations issued thereunder.

2.25    Stock

“Stock” means RadiSys Corporation Common Stock.

2.26    Unforeseen Emergency

“Unforeseen Emergency” means a severe financial hardship within the meaning of IRC Section 409A to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse or

Beneficiary, or of a dependent (as defined in IRC Section 152, without regard to IRC Section 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseen Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseen Emergency. Finally, the need to pay for the funeral expenses of the Participant’s spouse or Beneficiary, or of a dependent (as defined in IRC Section 152, without regard to IRC Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant may also constitute an Unforeseen Emergency. The circumstances that will constitute an Unforeseen Emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

(a)    Through reimbursement or compensation by insurance or otherwise,

(b)    By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(c)    By cessation of deferrals under the Plan.

ARTICLE III-PARTICIPATION AND DEFERRAL COMMITMENTS

3.1    Eligibility and Participation

(a)    Eligibility. Eligibility to participate in the Plan is limited to Board members and executives who are Vice Presidents, Directors, Director Equivalents, or as selected by the Administrative Committee.

(b)    Participation. Eligible employees and Board members may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Administrative Committee by December 31 of the calendar year immediately preceding the Deferral Period.

(c)    Part-Year Participation. When an employee or Board member first becomes eligible to defer Compensation during a Deferral Period, a Participation Agreement must be submitted to the Administrative Committee no later than thirty (30) calendar days following notification to the employee or Board member of eligibility to defer, and such Participation Agreement shall be effective only with regard to Compensation paid for services to be performed following the submission of the Participation Agreement to the Administrative Committee.

3.2    Form of Deferral

A Participant may elect Deferral Commitments in the Participation Agreement as follows:

(a)    Salary Deferral Commitment. A Salary Deferral Commitment shall be related to the Salary earned by a Participant during the Deferral Period. The amount to be deferred shall be stated as a flat percentage or dollar amount.

(b)    Bonus Deferral Commitment. A Bonus Deferral Commitment shall be related to any Bonus earned by the Participant with respect to any performance period beginning in the Deferral Period. The amount to be deferred shall be stated as a flat percentage or dollar amount. Bonus is prorated for purposes of applying the initial Bonus deferral election for Participants who enter the Plan mid-year. The pro-rata portion of any Bonus earned during the first 30 calendar days of Plan eligibility will not be included in the amount subject to the Participant’s Bonus deferral election.

(c)    Sales Commission Deferral Commitment. A Sales Commission Deferral Commitment shall be related to any Sales Commissions earned by the Participant during the Deferral Period based on sales that occur during the Deferral Period. The amount to be deferred shall be stated as a flat percentage or dollar amount.

(d)    Director Fees Deferral Commitment. A Director Fees Deferral Commitment shall relate to the Director Fees earned by a Participant during the Deferral Period. The amount to be deferred shall be stated as a flat percentage or dollar amount.

All Deferral Commitment elections shall be irrevocable as of December 31 of the year preceding the Deferral Period in which the Compensation sought to be deferred is to be earned.

3.3    Limitations on Deferral Commitments

The following limitations shall apply to Deferral Commitments:

(a)    Minimum. The minimum Salary, Bonus, and Sales Commissions deferral amount shall be five thousand dollars ($5,000) per Deferral Period, and the minimum Director Fees deferral amount shall be two thousand four hundred dollars ($2,400) per Deferral Period. When a Participant elects to defer a percentage of Salary, Bonus, Sales Commissions or Director Fees, the amount deferred must equal or exceed these minimum annual deferral amounts. The minimum deferral amounts are pro-rated for eligible new hires, new Board members, or newly promoted employees who become Participants after the beginning of a Deferral Period.

(b)    Maximum. The maximum deferral amount shall be ninety percent (90%) of Salary and one hundred percent (100%) of Bonus, Sales Commissions or Director Fees. Notwithstanding the foregoing, effective as of January 1, 2009, the maximum deferral amount shall be seventy-five percent (75%) of Salary and seventy-five percent (75%) of Bonus, Sales Commissions or Director Fees.

(c)    Changes in Minimum or Maximum. The Administrative Committee may change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Deferral Commitment made prior to the Administrative Committee’s action.

ARTICLE IV-DEFERRED COMPENSATION ACCOUNTS

4.1    Accounts

For record keeping purposes only, an Account shall be maintained for each Participant. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Participant’s election of Earnings Indices and total vested or nonvested Account balances. The Account shall be a bookkeeping device utilized for the sole purpose of determining the benefits payable under the Plan and shall not constitute a separate fund of assets.

4.2    Elective Deferred Compensation

A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Account at the same time the corresponding nondeferred portion of the Compensation becomes or would have become payable.

4.3    Matching Contribution

If a Participant defers the maximum elective percentage into the qualified 401(k) Savings Plan, Employer shall credit a matching contribution to the Participant’s Account equal to any matching contribution which would have been credited to the Participant’s 401(k) Savings Plan but for the Participant’s participation in this Plan.

4.4    Allocation of Elective Deferred Compensation

(a)    At the time a Participant completes a Deferral Commitment for a Deferral Period, the Participant shall also select the Investment Index or Indices in which the Participant wishes to have the deferrals deemed invested. The Participant may select any combination of Investment Indices as long as at least five percent (5%) of actual deferrals, in whole percentages, is credited to each of the Investment Indices selected.

(b)    A Participant may change the amounts allocated to the Investment Indices effective the last business day of the month in which the authorization was submitted, provided that the Participant submitted notice of the change on or before the last business day of such month. The change may apply to prospective deferrals only or may include current account balances. However, any amount allocated to the Participant’s Stock subaccount may not be reallocated.

(c)    Changes in Notice and Frequency. The Administrative Committee may change the notice requirement and frequency by which Participants can reallocate their Accounts from time to time by giving written notice to all Participants.

4.5    Determination of Accounts

Each Participant’s Account shall be adjusted on a daily basis. Each Participant’s Account as of any day shall consist of the balance of the Participant’s Account as of the immediately preceding day, minus the amount of any distributions made since the immediately preceding day, plus or minus the Rate of Return, as applicable, plus the Participant’s Elective Deferred Compensation and matching contributions under Section 4.3 credited since the immediately preceding day.

4.6    Vesting of Accounts

Each Participant shall be one hundred percent (100%) vested at all times in the Participant’s Elective Deferred Compensation as adjusted for earnings and losses thereon. Any matching contributions under Section 4.3 shall vest pursuant to the vesting schedule of the underlying qualified plan.

4.7    Statement of Accounts

The Administrative Committee shall give to each Participant a statement setting forth the balances in the Participant’s Account on a quarterly basis and at such other times as may be determined by the Administrative Committee.

ARTICLE V-PLAN BENEFITS

5.1    Distributions Prior to Separation from Service

A Participant’s Account may be distributed to the Participant prior to Separation from Service as follows:

(a)    Scheduled Early Withdrawals. A Participant may elect in a Participation Agreement to withdraw all or any portion of the vested amount deferred and vested matching contributions thereon, if any, as adjusted for earnings and losses, pursuant to that Participation Agreement in two (2) to five (5) substantially equal annual installments or a single lump sum commencing the first January 1 and on each subsequent January 1 following the date specified in the election, until fully paid. Such date shall not be sooner than two (2) years after the date the Deferral Period commences.

(b)    Severe Financial Hardship Withdrawals. A Participant may request a hardship withdrawal due to an Unforeseen Emergency. Upon a finding that a Participant has suffered an Unforeseen Emergency, the Administrative Committee may, in its sole discretion, make distributions from the Participant’s vested Account. The amount of such a withdrawal shall be limited to the amount the Administrative Committee determines to be reasonably necessary to meet the Participant’s needs resulting from the Unforeseen Emergency. If any payment is made due to Unforeseen Emergency, any existing Deferral Commitment shall be null and void and the Participant shall not be permitted to make any Deferral Commitment for twelve (12) months. Any hardship withdrawal distribution shall be payable in a single lump sum within thirty (30) calendar days after the Administrative Committee approves such payment.

5.2    Distributions Following Separation from Service

(a)    Retirement Benefit

(i)    Benefit Amount. If a Participant has a Separation from Service due to Retirement, Employer shall pay to the Participant a benefit equal to the vested balance in the Participant’s Account.

(ii)    Form of Benefit. Benefits under this Section 5.2(a) shall be paid in the form selected by the Participant in the Participation Agreement with respect to each Deferral Period. Optional forms of payment include a lump-sum payment or substantially equal annual installments of the Account amortized over a period of up to fifteen (15) years. The initial payment shall be within sixty (60) calendar days of Separation from Service and all subsequent payments, if any, shall be in January of each subsequent year following the date of the initial payment, until fully paid. As of each January 1, the amount to be distributed in installment payments for that year shall be determined by dividing the Participant’s Account balance as of the preceding December 31 by the remainder of the installment periods.

(iii)    Small Accounts. Notwithstanding Section 5.2(a)(ii), if a Participant’s Account balance is less than fifty thousand dollars ($50,000) on the Retirement date, the Administrative Committee shall pay the benefit under Section 5.2(a) in a lump sum, provided that such payment results in the termination and liquidation of the entirety of such Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements which would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2).

(b)    Death Benefit

(i)    Preretirement. If a Participant has a Separation from Service due to death, Employer shall pay to the Participant’s Beneficiary a lump-sum benefit equal to the vested balance in the Participant’s Account.

(ii)    Postretirement. If a Participant dies following the Participant’s Retirement, Employer shall continue to pay any remaining benefit payments to the Participant’s Beneficiary in the form previously elected by the Participant for Retirement benefits.

(c)    Termination Benefit. If a Participant has a Separation from Service for any reason other than Retirement or death, Employer shall pay to the Participant a lump-sum benefit equal to the vested balance in the Participant’s Account.

(d)    Form of Payment. All balances in a Participant’s Stock subaccount shall be paid in Stock. All other Participant subaccounts shall be paid in cash.

5.3    Change in Form of Payment

The distribution election made for the Deferral Period at the time of enrollment for such Deferral Period shall be irrevocable. Notwithstanding the foregoing, such Participant may elect on or prior to December 31, 2008 to change their distribution election under Section 5.1(a) or 5.2(a)(ii). Such election may not modify any amount payable within the Deferral Period in which such election is made.

5.4    Benefit Commencement

Benefits shall commence as soon as practical after Separation from Service but in no case more than sixty (60) calendar days after Separation from Service. Notwithstanding the foregoing, if a Participant is a “specified employee” for purposes of IRC Section 409A, distribution on account of Separation from Service shall be delayed until the expiration of the Delay Period. Upon the expiration of the Delay Period, the payment delayed pursuant to this Section 5.4 shall be paid to the Participant, and any remaining installment payments due under Section 5.2 shall be payable in accordance with their original payment schedule.

5.5    Withholding for Taxes

To the extent required by the law in effect at the time payments are made, Employer shall withhold from payments made hereunder any taxes required to be withheld by the federal or any state or local government. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to IRC Section 3405, or any successor provision thereto.

5.6    Valuation and Settlement

The amount of a lump-sum payment and any installment payment shall be based on the value of the Participant’s vested Account balance on the Determination Date immediately preceding the lump-sum payment or installment payment.

5.7    Payment to Guardian

The Administrative Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Administrative Committee may, in it sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Administrative Committee of incompetency, status as a minor, or incapacity. Such distribution shall completely discharge the Administrative Committee from all liability with respect to such benefit.

5.8    Prohibition on Acceleration of Payments

The time or schedule of any payment or amount subject to IRC Section 409A scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under IRC Section 409A and the guidance and Treasury regulations issued thereunder, including, without limitation, an acceleration of payment in accordance with Treasury Regulation Section 1.409A-3(j)(v)(vi) to pay the Federal Insurance Contributions Act tax or the Railroad Retirement Act tax or an acceleration of payment in accordance with Treasury Regulation Section 1.409A-3(j)(v)(xi) to pay state, local, or foreign tax obligations.

ARTICLE VI-BENEFICIARY DESIGNATION

6.1    Beneficiary Designation

Each Participant shall have the right, at any time, to designate a Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid if a Participant dies prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee, and will be effective only when filed with the Administrative Committee during the Participant’s lifetime.

6.2    Changing Beneficiary

Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee. The filing of a new Beneficiary designation shall cancel all Beneficiary designations previously filed. If a Participant’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.3    No Beneficiary Designation

In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

6.4    Effect of Payment

Payment to the Beneficiary shall completely discharge Employer’s obligations under this Plan.

ARTICLE VII-ADMINISTRATION

7.1    Committee Duties

The Plan shall be administered by an Administrative Committee consisting of three (3) members as may be appointed from time to time by the Board or the Chief Executive Officer of the Company. The Administrative Committee shall have the authority, in its sole discretion, to interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including determination of eligibility and interpretations of the Plan, as may arise in such administration. A majority vote of the Administrative Committee members in office at the time of the vote shall control any decision. The required majority action may be taken either by a vote at a meeting or without a meeting by a signed memorandum. Meetings may be conducted by telephone conference call. The Administrative Committee may, by majority action, delegate to one or more of its members the authority to execute and deliver in the name of the Administrative Committee all communications and documents which the Administrative Committee is required or authorized to provide under this Plan. Any party shall accept and rely upon any document executed in the name of the Administrative Committee. Members of the Administrative Committee may be Participants under this Plan.

7.2    Agents

The Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3    Binding Effect of Decisions

The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4    Indemnity of Committee

The Company shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person’s service on the Administrative Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VIII-CLAIMS PROCEDURE

8.1    Claims

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrative Committee. The claimant shall be notified in writing of any adverse decision with respect to his claim within ninety (90) calendar days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(a)    The reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b)    A description of any additional material or information required and an explanation of why it is necessary.

(c)    An explanation of the Plan’s claim review procedure.

(d)    A statement of the claimant’s right to bring civil action under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefore shall be furnished to the claimant before the end of the initial ninety (90) calendar day period. In no event shall such extension exceed ninety (90) calendar days.

8.2    Appeal Procedures

In the event a claim for benefit is denied, the claimant or his duly authorized representative, at the claimant’s expense, may appeal the denial to the Administrative Committee within sixty (60) days of the receipt of written notice of denial. In pursuing such appeal, the claimant or his duly authorized representative may:

(a)    request in writing that the Administrative Committee review the denial;

(b)    review all relevant documents, records, and other information relevant to the claim; and

(c)    submit issues and comments in writing.

The decision on review shall be made within sixty (60) calendar days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) calendar days after receipt of a request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) calendar day period which explains the reasons for the extension and the date a decision is expected. The decision on review shall be written in a manner calculated to be understood by the claimant, and shall include specific references to the pertinent Plan provisions on which such denial is based, a statement that claimants can receive free of charge copies of all documents, records, and other information relevant to the claim; a statement describing the claimant’s right to bring civil action under ERISA; and a description of voluntary appeals procedures, if any, offered by the Plan. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX-AMENDMENT AND TERMINATION OF PLAN

9.1    Amendment

(a)    The Company may amend the Plan at any time and from time to time by written instrument. Except as provided in (b) below, the power to amend may be executed only by the Board.

(b)    The Administrative Committee may adopt any technical, clerical, conforming or clarifying amendment or other change, provided:

(i)    The Administrative Committee deems it necessary or advisable to:

(A)    Correct any defect, supply any omission or reconcile any inconsistency in order to carry out the intent and purposes of the Plan;

(B)    Maintain the Plan’s status as a “top-hat” plan for purposes of ERISA; or

(C)    Facilitate the administration of the Plan;

(ii)    The amendment or change does not, without the consent of the Board, materially increase the cost to Employer of maintaining the Plan; and

(iii)    Any amendment adopted by the Administrative Committee shall be in writing, signed by a member of the Administrative Committee and promptly reported to the Board.

(c)    To the extent permitted under subsection (e) below, amendments may have an immediate, prospective or retroactive effective date.

(d)    Amendments do not require the consent of any Participant or Beneficiary.

(e)    Amendments are subject to the following limitations:

(i)    Preservation of Account Balance. No amendment shall reduce the balance of any Account, except for adjustment pursuant to Section 4.5, as of the date notice of the amendment is given to Participants.

(ii)    Changes in Earnings Rate. If the Plan is amended so that the Earnings Index is not used to calculate the Rate of Return, the rate used to determine the monthly adjustment for earnings and losses to be credited to the Participant’s Account shall not be less than the monthly equivalent of the average nominal annual yield on three (3) month Treasury bills for the applicable Determination Period.

9.2    Company’s Right to Terminate

The Board may at any time terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of Employer. The Board may terminate the Plan by instructing the Administrative Committee not to accept any additional Deferral Commitments. If such a termination occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination. Participant Accounts shall continue to be distributed in the time and form as elected in Sections 5.1 and 5.2.

ARTICLE X-MISCELLANEOUS

10.1    Unfunded Plan

This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is intended to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2    Unsecured General Creditor

Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Employer or any other party for payment of benefits under this Plan. Any life insurance policies, annuity contracts or other property purchased by Employer in connection with this Plan shall remain its general, unpledged and unrestricted assets. Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3    Trust Fund

Employer has established an irrevocable grantor trust, with such trustees as Employer shall approve from time to time, for the purpose of providing for the payment of benefits owed under the Plan in the event Employer does not make such payment of benefits when due. Although the trust is irrevocable, its assets shall be held for payment of Employer’s general creditors in the event of insolvency or bankruptcy. Employer shall contribute to the trust amounts deferred if such amounts are needed to make the assets in the trust at least equal to the Plan’s liabilities. To the extent any benefits provided under the Plan are paid from any such trust, Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Employer.

10.4    Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5    Not a Contract of Employment

This Plan shall not constitute a contract of employment between Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.

10.6    Protective Provisions

A Participant will cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by such action as may be requested by Employer.

10.7    Section 409A Compliance

The Plan and the benefits provided hereunder are intended to comply with IRC Section 409A and the guidance and Treasury regulations issued thereunder, to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, Employer shall not be required to assume any increased economic burden in connection therewith. Although Employer and the Administrative Committee intend to administer the Plan so that it will comply with the requirements of IRC Section 409A, neither Employer nor the Administrative Committee represents or warrants that the Plan will comply with IRC Section 409A or any other provision of federal, state, local, or non-United States law. In no event shall Employer, its subsidiaries, or any director, officer, employee or adviser of Employer or its subsidiaries be liable for any tax, interest, or penalty incurred by a Participant or Beneficiary as a result of participation in the Plan, and Employer and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant or Beneficiary from the obligation to pay any taxes pursuant to IRC Section 409A.

10.8    Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Oregon, except as preempted by federal law.

10.9    Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10    Notice

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Administrative Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Employer’s records.

10.11    Successors

The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

RADISYS CORPORATION

By:
Its:

Dated: